EXHIBIT 99.1

Greatbatch, Inc. Reports 2016 First Quarter Results

FRISCO, Texas, April 28, 2016 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its first quarter ended April 1, 2016.

	Three Months Ended
	As Reported			Comparable Basis
(Dollars in thousands, except per share data)	April 1,	April 3,	%	April 1,	April 3,	%
	2016	2015	Change	2016(a)	2015(b)	Change
Sales	$332,238	$161,320	106%	$331,058	$357,867	(7)%
Organic Constant Currency Sales Decrease	(16)%	(7)%		(7)%

GAAP Diluted EPS	$(0.41)	$0.31	N/A	$(0.30)	$0.15	N/A
Adjusted Diluted EPS(c)	$0.34	$0.65	(48)%	$0.42	$0.71	(41)%

EBITDA	$37,268	$20,118	85%	$42,191	$57,377	(26)%
Adjusted EBITDA(c)	$61,705	$30,428	103%	$65,370	$72,045	(9)%
Adjusted EBITDA as a % Sales	18.6%	18.9%		19.7%	20.1%

(a)   Comparable basis amounts for 2016 exclude the results of Nuvectra Corporation (“Nuvectra”) prior to its spin-off on March 14, 2016.
(b)   Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable amounts to as reported amounts.
(c)   Refer to Tables A and B at the end of this release for reconciliations of as reported adjusted amounts to GAAP.

Executive Summary

  Revenue of $331 million on a comparable basis was in-line with our guidance of $335 million. GAAP revenue was $332 million;
  Achieved adjusted diluted EPS of $0.42 and adjusted EBITDA of $65 million or 19.7% of sales on a comparable basis. GAAP diluted EPS and EBITDA was a loss of ($0.41) per share and $37 million, respectively;
  Merger synergies tracking as planned. Realized approximately $5 million of synergies in the first quarter.  We have successfully implemented phase 2 of our synergy plan in March and expect at least $25 million of synergies for the full-year;
  Completed the spin-off of Nuvectra on March 14, 2016;
  Revenue for Q2 is expected to be between $355 million - $360 million; and
  Guidance for full-year sales ($1.425 billion - $1.475 billion), adjusted EBITDA ($320 million - $335 million) and adjusted diluted EPS ($3.00 - $3.35) remains unchanged.

“The first quarter results were in-line with our expectations,” said Thomas J. Hook, Greatbatch president and chief executive officer. “We made significant progress on the integration of Lake Region Medical, with the initial focus on combining our infrastructures into a single cohesive company. The next phase of the integration will focus on supply chain and global footprint optimization. We will continue to execute on our cost savings commitments and delivering improved organic growth. With the added vascular, orthopedic and advanced surgical products & capabilities, we are well positioned to leverage this comprehensive product portfolio to deliver innovative, cost-effective solutions for our customers and long-term returns to our shareholders.”

First Quarter 2016 Results

Throughout this press release, we are providing comparable basis amounts, which adjust as reported 2016 amounts to exclude the results of Nuvectra prior to its spin-off on March 14, 2016 and adjust 2015 as reported amounts to exclude the results of Nuvectra and include the results of the former Lake Region Medical. See our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to as reported amounts.

First quarter 2016 sales of $331.1 million decreased 7% on a comparable constant currency basis. Foreign currency exchange rates had a negative $1.6 million impact on revenue during the first quarter in comparison to the prior year. On an as reported basis, revenue increased $170.9 million or 106% due to the acquisition of Lake Region Medical in October 2015, which added approximately $198 million to current quarter revenue. On an as reported organic constant currency basis, revenue declined 16% primarily due to the continuing impact of end of life products, specific customers’ working down their inventory levels in the quarter, price concessions made in return for long-term volume commitments, and the continuing impact of the slowdown in the energy markets. These decreases were partially offset by growth in our neuromodulation business. Legacy Lake Region Medical revenues were consistent with the prior year.

First quarter 2016 diluted EPS was a loss of $0.41 and $0.30 per share on an as reported and comparable basis, respectively, compared to income of $0.31 and $0.15 per share, respectively, for the 2015 first quarter. These decreases were primarily due to $23.0 million of consolidation, IP related litigation, acquisition, integration and spin-off related expenses incurred during the first quarter of 2016 compared to $8.6 million in the 2015 first quarter. Adjusted diluted EPS for the first quarter of 2016, which excludes these expenses as well as other items, was $0.34 and $0.42 on an as reported and comparable basis, respectively, compared to $0.65 and $0.71, respectively, for the 2015 first quarter. These decreases were primarily due to the decrease in revenue as discussed above partially offset by a reduction in SG&A expenses as we realized approximately $5 million of synergies during the first quarter, which is expected to ramp up as the year progresses. We are still on track to achieve at least $25 million in annual synergies for 2016, which is expected to increase to at least a $60 million annual run rate by 2018. The $0.08 per share difference between as reported and comparable adjusted diluted EPS for the first quarter of 2016 is due to excluding the losses of Nuvectra prior to its spin-off on March 14, 2016. Refer to Table A at the end of this release for a reconciliation of GAAP diluted EPS to adjusted amounts and the “Use of Non-GAAP Financial Information” section below.

Consistent with revenue and adjusted diluted EPS, adjusted EBITDA on a comparable basis decreased 9% to $65.4 million from $72.0 million. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted EBITDA amounts and the “Use of Non-GAAP Financial Information” section below.

Product Line Sales
The following table summarizes our sales by major product lines (dollars in thousands):

	Three Months Ended
	As Reported			Comparable Basis
Product Line	April 1, 2016	April 3, 2015	% Change	April 1, 2016(a)	April 3, 2015(b)	% Change
Advanced Surgical, Orthopedics, and Portable Medical	$91,329	$52,638	74%	$91,329	$105,773	(14)%
Cardio and Vascular	133,650	10,356	N/A	133,650	138,084	(3)%
Cardiac/Neuromodulation	97,075	80,616	20%	95,895	98,866	(3)%
Electrochem	11,672	17,710	(34)%	11,672	17,710	(34)%
Elimination of interproduct line sales	(1,488)	—	N/A	(1,488)	(2,566)	(42)%
Total Sales	$332,238	$161,320	106%	$331,058	$357,867	(7)%

Organic Constant Currency Sales Increase (Decrease)	(16)%	(7)%		(7)%
Organic Constant Currency Sales Increase (Decrease) - Advanced Surgical, Orthopedics and Portable Medical	(25)%	2%		(12)%

(a)   Comparable basis amounts for 2016 exclude $1.2 million of net Nuvectra revenue recognized prior to its spin-off.
(b)  Comparable basis amounts for 2015 exclude the net revenue of Nuvectra and include the results of the former Lake Region Medical. See the historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to as reported amounts.

In connection with our acquisition of Lake Region Medical, we have recast our revenue by product line into the following four categories:

  Advanced Surgical, Orthopedics, and Portable Medical - Includes legacy Greatbatch Orthopedics and Portable Medical product line sales plus the legacy Lake Region Medical Advanced Surgical product line sales.
  Cardio and Vascular - Includes the legacy Greatbatch Vascular product line sales plus the legacy Lake Region Medical Cardio and Vascular product line sales less the legacy Lake Region Medical Cardiac/Neuromodulation sales.
  Cardiac/Neuromodulation - Includes the legacy Greatbatch Cardiac/Neuromodulation and QiG sales plus the legacy Lake Region Medical Cardiac/Neuromodulation sales previously included in their Cardio and Vascular product line sales.
  Electrochem - Includes the legacy Greatbatch Energy, Military and Environmental product line sales.

We are currently in the process of re-evaluating our reporting structure, which may change our product line and segment reporting in the future. This process is expected to be finalized in 2016.

Product Line Sales Highlights
First quarter 2016 Advanced Surgical, Orthopedics, and Portable Medical sales of $91.3 million decreased 12% on a comparable constant currency basis. Foreign currency exchange rates had a negative $1.4 million impact on this product line revenue during the first quarter in comparison to the prior year. This decrease was primarily due to portable medical customers building safety stock in the fourth quarter of 2015 in anticipation of our product line transfers, thus lowering orders in the first quarter of 2016; the timing of orthopedic customer product launches, which increased first quarter 2015 sales; customer inventory adjustments; and price concessions made in return for long-term volume commitments.

First quarter 2016 Cardio and Vascular sales of $133.7 million decreased 3% on a comparable constant currency basis. Foreign currency exchange rates had a negative $0.2 million impact on this product line revenue during the first quarter in comparison to the prior year. This decrease was primarily due to specific customer’s working down their inventory levels in the quarter.

First quarter 2016 Cardiac/Neuromodulation sales of $95.9 million decreased 3% on a comparable constant currency basis. Foreign currency exchange rates did not materially impact this product line during the quarter. This decrease was primarily due to the continuing impact of the runoff of end of life products, specific customers’ working down their inventory levels in the quarter, and price concessions in return for long-term volume commitments. These factors were largely offset by growth in our neuromodulation business.

First quarter 2016 Electrochem sales of $11.7 million declined 34% on an as reported and comparable basis. Foreign currency exchange rates did not materially impact this product line during the quarter. This decrease was primarily due to the continued impact of the slowdown in the energy markets, which has caused customers to reduce drilling, pipeline inspection and exploration volumes. We expect the slowdown in the energy markets to continue to impact year over year comparables in the second quarter of 2016 but will have less of an impact in the second half of 2016 reflecting the reductions of inventory and reduced orders that occurred in the second half of 2015. We currently believe that the impact of the downturn in the energy markets on our business has bottomed, but we do not expect a rebound in our Electrochem business until at least 2017.

Cash Flow and Balance Sheet Information
Cash flows provided by operating activities for the first quarter of 2016 were approximately $30 million and capital expenditures were approximately $19 million. Cash flows from operations during the first quarter of 2016 were negatively impacted by $23.0 million of consolidation, IP related litigation, acquisition, integration and spin-off related expenses, which are predominantly cash expenditures. During the first quarter of 2016, we repaid $7.25 million on our outstanding term loans. Additionally, cash balances decreased $28.4 million during the first quarter of 2016 as $76 million of cash was spun-off with Nuvectra, which was funded with cash on hand as well as $55 million of borrowings on our revolving line of credit.

Second Quarter and Full-Year 2016 Sales and Earnings Guidance

For the second quarter, we currently expect revenue to be in the range of $355 million to $360 million. For the full-year 2016, we are reiterating our previously reported guidance of revenue in the range of $1.425 billion to $1.475 billion, adjusted EBITDA in the range of $320 million to $335 million, and adjusted earnings per diluted share in the range of $3.00 to $3.35 per share.

Adjusted EPS for 2016 is expected to consist of GAAP EPS excluding items such as intangible amortization (approximately $40 million), IP related litigation costs, and consolidation, acquisition, integration, and asset disposition/write down charges totaling approximately $110 million. The after tax impact of these items is estimated to be approximately $75 million or approximately $2.40 per diluted share. Additionally, our revenue and adjusted EPS guidance excludes the results of Nuvectra prior to its spin-off on March 14, 2016 of $1.2 million and a loss of $0.08 per share, respectively.

Our adjusted effective tax rate for the first quarter of  2016 was approximately 42% as a result of the Company tax affecting its adjustments at the statutory rate, consistent with its adjusted diluted EPS methodology, but at the lower expected full-year effective tax rate for GAAP purposes as required. The impact from these differences is expected to reverse over the remaining three quarters and our full-year adjusted effective tax rate is expected to be 30%. Cash taxes are expected to be approximately $10 million for 2016. The first quarter 2016 GAAP effective tax rate includes a $1.3 million discrete charge related to non-deductible spin-related expenses, which is added back for adjusted diluted EPS purposes.

Conference Call

The Company will host a conference call on Thursday, April 28, 2016 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at www.greatbatch.com or by dialing 866-562-8327 and the participant passcode is 67902849. An audio replay will also be available beginning from 8:00 p.m. E.T. on April 28, 2016 until May 5, 2016. To access the replay, dial 855-859-2056 and enter the passcode 67902849.

About Greatbatch, Inc.
Greatbatch, Inc. (NYSE:GB) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.greatbatch.com. In October 2015, Greatbatch, Inc. completed its acquisition of Lake Region Medical, with the combined company expected to be renamed Integer Holdings Corporation later this year (subject to shareholder approval).

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest taxes depreciation and amortization (“EBITDA”), adjusted EBITDA and organic constant currency sales growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items related to the Federal research and development tax credit which are outside the normal benefit received for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (ix), and (x), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods’ foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Comparable basis amounts for 2016 exclude the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, organic constant currency sales growth rates and comparable basis amounts provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness following the acquisition of Lake Region Medical, our inability to pay principal and interest on this high level of outstanding indebtedness, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including Health Care Reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in other periodic filings with the SEC. We assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended
	April 1, 2016		April 3, 2015
(in thousands except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income (loss) as reported	$(12,660)	$(0.41)	$8,008	$0.31
Adjustments:
Amortization of intangibles(a)(c)	6,691	0.21	2,366	0.09
IP related litigation (SG&A)(b)(c)	1,240	0.04	455	0.02
Consolidation and optimization expenses (OOE)(c)(d)	5,314	0.17	5,538	0.21
Acquisition and integration expenses (OOE)(c)(e)	6,511	0.21	46	—
Asset dispositions, severance and other (OOE)(c)(f)	4,226	0.14	434	0.02
Gain on cost and equity method investments, net (other income, net)(c)(g)	(846)	(0.03)	(324)	(0.01)
R&D Tax Credit(h)	—	—	400	0.02
Adjusted net income and diluted EPS(i)	$10,476	$0.34	$16,923	$0.65
Adjusted diluted weighted average shares(j)	31,253		26,219

(a)  As a result of our acquisition of Lake Region Medical in the fourth quarter of 2015 and in order to present our financial results in a form more comparable to other medical device companies and less acquisitive companies, during the third quarter of 2015 we began excluding intangible asset amortization for purposes of calculating adjusted net income and adjusted diluted EPS. Prior period adjusted amounts have been recalculated to exclude intangible amortization.
(b)  In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, during the second quarter of 2015, we began excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded Greatbatch $37.5 million in damages. To date, no gains have been recognized in connection with this litigation. Prior period adjusted amounts have been recalculated to exclude IP related litigation costs.
(c)  Net of tax amounts computed using a 35% U.S., Mexico, Germany and France statutory tax rate, a 0% Swiss tax rate, a 25% Uruguay statutory tax rate, and a 12.5% Ireland statutory tax rate. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(d)  During 2016 and 2015, we incurred costs primarily related to the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico. Additionally, with the acquisition of Lake Region Medical, 2016 costs also include expenses incurred in connection with the closure of Lake Region Medical’s Arvada, CO site and the consolidation of its two Galway, Ireland sites, which was initiated by Lake Region Medical in 2014.
(e)  During 2016, we incurred acquisition and integration costs related to the acquisition of Lake Region Medical, which was acquired in October 2015. During 2015, we incurred costs related to the integration of CCC Medical Devices, which was acquired in August 2014.
(f)   Costs primarily include legal and professional fees incurred in connection with the spin-off of Nuvectra, which was completed in March 2016.
(g)  Pre-tax amount is a gain of $1.3 million and $0.5 million for the 2016 and 2015 periods, respectively.
(h)  The 2015 Federal R&D tax credit was enacted during the fourth quarter of 2015 and has been permanently reinstated. Amounts assume that the tax credit was effective at the beginning of the year for 2015.
(i)    The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
(j)   First quarter 2016 adjusted diluted weighted average shares includes 535,000 shares related to outstanding equity awards that were not dilutive for GAAP diluted EPS purposes.

Table B: Adjusted EBITDA Reconciliation*

	Three Months Ended
	April 1,	April 3,
(dollars in thousands)	2016	2015
Net income (loss) as reported	$(12,660)	$8,008

Interest expense	27,617	1,120
Provision (benefit) for income taxes	(102)	1,812
Depreciation	12,949	5,791
Amortization	9,464	3,387
EBITDA	37,268	20,118

IP related litigation	1,907	700
Stock-based compensation	2,029	2,253
Consolidation and optimization expenses	6,649	7,160
Acquisition and integration expenses	9,965	66
Asset dispositions, severance and other	4,526	629
Noncash (gain) loss on cost and equity method investments	(639)	(498)
Adjusted EBITDA	$61,705	$30,428
Adjusted EBITDA as a % of sales	18.6%	18.9%

* During the third quarter of 2015, we changed our calculation and presentation of adjusted EBITDA in order to present our financial results in a form more consistent with other medical device companies and with our debt covenant calculations. The primary difference between the current and former calculation is that stock-based compensation is now added back to GAAP net income (loss) to derive Adjusted EBITDA. Prior period adjusted amounts have been recalculated to be presented on a comparable basis.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	April 1,	April 3,
	2016	2015
Sales	$332,238	$161,320
Cost of sales	240,770	108,922
Gross profit	91,468	52,398
Operating expenses:
Selling, general and administrative expenses	41,888	22,609
Research, development and engineering costs, net	17,306	12,545
Other operating expenses, net	21,140	7,855
Total operating expenses	80,334	43,009
Operating income	11,134	9,389
Interest expense	27,617	1,120
Other income, net	(3,721)	(1,551)
Income (loss) before provision (benefit) for income taxes	(12,762)	9,820
Provision (benefit) for income taxes	(102)	1,812
Net income (loss)	$(12,660)	$8,008

Earnings (loss) per share:
Basic	$(0.41)	$0.32
Diluted	$(0.41)	$0.31

Weighted average shares outstanding:
Basic	30,718	25,264
Diluted	30,718	26,219

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	April 1,	January 1,
	2016	2016
Current assets:
Cash and cash equivalents	$54,123	$82,478
Accounts receivable, net	183,563	207,342
Inventories	267,380	252,166
Refundable income taxes	11,099	11,730
Prepaid expenses and other current assets	18,241	20,888
Total current assets	534,406	574,604
Property, plant and equipment, net	381,460	379,492
Amortizing intangible assets, net	894,553	893,977
Indefinite-lived intangible assets	90,288	90,288
Goodwill	979,501	1,013,570
Deferred income taxes	3,537	3,587
Other assets	29,238	26,618
Total assets	$2,912,983	$2,982,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$29,000	$29,000
Accounts payable	83,306	84,362
Income taxes payable	3,447	3,221
Accrued expenses	100,756	97,257
Total current liabilities	216,509	213,840
Long-term debt	1,733,547	1,685,053
Deferred income taxes	218,969	221,804
Other long-term liabilities	11,501	10,814
Total liabilities	2,180,526	2,131,511
Stockholders’ equity:
Preferred stock	—	—
Common stock	31	31
Additional paid-in capital	627,343	620,470
Treasury stock	(5,880)	(3,100)
Retained earnings	90,466	231,854
Accumulated other comprehensive income	20,497	1,370
Total stockholders’ equity	732,457	850,625
Total liabilities and stockholders’ equity	$2,912,983	$2,982,136

Contact Information
Anthony Borowicz
VP Business Development
Greatbatch, Inc.
716-759-5809
tborowicz@greatbatch.com